UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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PHOENIX TECHNOLOGIES LTD.

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On February 12, 2007, Phoenix Technologies Ltd. issued the following press release:

news release
Phoenix Technologies and Largest Investors Agree on New Board Nominees
Ramius Group Withdraws Dissident Proxy; Second Largest Shareholder Provides Support; New
Agreement Will Benefit All Shareholders
MILPITAS, Calif., February 12, 2007 — Phoenix Technologies Ltd. (NASDAQ: PTEC), the global leader in core systems firmware, today announced that the Company has reached agreements regarding board composition with each of its two largest shareholders, the Ramius Group and the AWM Group.
The Phoenix Technologies board of directors has determined that it is in the best interests of all shareholders of the Company to nominate Mr. John Mutch and Mr. Robert J. Majteles, for election to the Phoenix Technologies board at the Company’s annual meeting of stockholders to be held on February 14, 2007. Following the election of the new nominees to the Phoenix Technologies board, Mr. Mutch will be appointed as a member of the Audit Committee of the board and Mr. Majteles will be appointed as a member of the Nominating and Governance Committee of the board. Current board members and nominees for the upcoming elections, Mr. Dave Dury and Dr. Taher Elgamal, have decided to withdraw their candidacy. Mr. Dale Fuller, a current board member, will become the new chairman of the board upon Mr. Dury’s departure.
In announcing the agreement, Mr. Woody Hobbs, president and chief executive officer of Phoenix Technologies said, “We are very pleased that we were able to reach an agreement with the Ramius Group, our largest shareholder. By adding one board member recommended by the Ramius Group and one by AWM, we ensure that diverse shareholder interests are represented on the board.”
“I also want to thank Dave Dury and Taher Elgamal for their service on the board and for their help in facilitating this settlement. We can now get back to the real business of making Phoenix Technologies a great and valuable company,” added Mr. Hobbs.

Mr. John Mutch, who was originally nominated by Starboard Value and Opportunity Master Fund Ltd., an affiliate of Ramius Capital Group, L.L.C., is the founder and a managing partner of MV Advisors, LLC. In March 2003, Mr. Mutch was appointed to the board of directors of Peregrine Systems, a global enterprise software provider, where he served as President and CEO, and led the company through its acquisition by Hewlett-Packard. Mr. Mutch joined HNC Software in 1997 where he was promoted to increasing responsibilities culminating in the CEO position in 2001. From December 1986 to June 1994, Mr. Mutch held a variety of executive sales and marketing positions with Microsoft Corporation, including director of organization marketing. Mr. Mutch is currently a director of the San Diego Software Industry Council. He holds a B.S. from Cornell University and an M.B.A. from the University of Chicago.
Mr. Robert J. Majteles, recommended by Ramius and by the AWM Group, is the managing partner of Treehouse Capital LLC, an investment firm he founded in 2001. Prior to Treehouse, Mr. Majteles was CEO of three different technology companies. In addition, Mr. Majteles has also been an investment banker and a mergers and acquisitions attorney. Mr. Majteles received a law degree from Stanford University in 1989 and a Bachelor of Arts degree from Columbia University in 1986. He is also a Lecturer at the Haas School of Business, University of California, Berkeley, and at Stanford Law School, Stanford University.
In connection with the agreement, the Ramius Group has agreed to withdraw its proxy solicitation and vote in favor of both Mr. Mutch and Mr. Majteles. AWM has also agreed to vote in favor of both nominees.
The Company also announced that it intends to convene its annual meeting of stockholders as originally scheduled at 10:00 A.M., Pacific Standard Time, on February 14, 2007 at the Company’s offices located at 915 Murphy Ranch Road, Milpitas, California 95035, and then immediately adjourn the meeting to 9:00 A.M., Pacific Standard Time, on February 26, 2007 at the same location, in order to provide stockholders time to receive supplemental proxy materials and a new proxy card to reflect the Company’s two new nominees for Class 2 Director.
About Phoenix Technologies
Phoenix Technologies Ltd. (NASDAQ: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The Company established industry leadership with its original BIOS product in 1983, and today has 149 technology patents, has shipped in over one billion systems, and continues to ship in over 125 million new systems each year. The company’s breakthrough solution, TrustedCore, enables hardware vendors to bring secure devices to market with the latest advances in Microsoft operating systems. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions to help them accelerate time to market, differentiate products and increase profits. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit www.phoenix.com.
Phoenix, Phoenix Technologies, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 14, 2006.
Contacts
Phoenix Technologies
Media & Investor Relations
Tel. +1 408 570 1060
investor_relations@phoenix.com
public_relations@phoenix.com
Erica Mannion, Sapphire Investor Relations
Tel. +1 212 766 1800 x203
emannion@sapphireinvestorrelations.com
SOURCE: Phoenix Technologies Ltd.

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